EXHIBIT 10.58

                         October 30, 1996

Via Telecopy                       Via Telecopy

NationsBank, N.A.                  NationsBank, N.A.
NationsBank Plaza                  Sears Tower
6th Floor                          233 South Wacker Drive
NC1-002-06-19                      Suite 2800
Charlotte, North Carolina 28255    Chicago, Illinois 60606-6308
Attn:  Tracy Crotts                Attn:  Christopher B. Torie
Telecopy:  704/386-9923            Telecopy:  312/234-5601

Dear Tracy and Chris:

      Reference is hereby made to that certain Credit Agreement, dated as of February 9, 1994, among IMC-Agrico Company, a Delaware general partnership (the "Borrower"), the financial institutions party thereto (the "Banks") and NationsBank, N.A. (successor in interest to NationsBank, N.A. (Carolinas) and NationsBank of North Carolina, N.A.), as Agent (the "Agent"), as amended by that certain First Amendment to Credit Agreement, that certain Second Amendment to Credit Agreement, that certain Third Amendment to Credit Agreement, and that certain Fourth Amendment and Waiver Agreement, dated as of June 15, 1994, February 24, 1995, August 1, 1995 and May 14, 1996, respectively (as amended, the "Credit Agreement"). Terms used but not otherwise defined herein shall have the meanings assigned in the Credit Agreement.

     Pursuant to the terms of Section 2.09 of the Credit Agreement, the Borrower hereby notifies you, as Agent, that the Borrower is permanently terminating the Revolving Committed Amount in part effective Wednesday, October 30, 1996, such that as of October 30, 1996 the aggregate Revolving Committed Amount shall be $45,000,000 and the Revolving Committed Amount of each Bank to make Revolving Loans shall be as follows:

Bank                               Revolving Committed Amount

NationsBank, N.A.                       12,750,000

Citibank, N.A.                          12,750,000

Cooperatieve Centrale Raiffeisen-       15,000,000
     Boerenleenbank, B.A.

Arab Banking Corporation                4,500,000
     Please acknowledge your receipt of this letter by executing this letter in the space provided below and returning the executed copy to the Borrower at your earliest convenience (by facsimile with hard copy to follow by mail).

                             Very truly yours,

                                   IMC-AGRICO COMPANY
                                   By: IMC-AGRICO MP, INC.,
                                        its Managing Partner


                                   By:____________________
                                    Name:
                                    Title:

cc:  Mike Zehfuss
     Senior Vice President
     NationsBank, N.A.
     Sears Tower
     233 S. Wacker Drive, Suite 2800
     Chicago, IL 60606-6308



Receipt acknowledged as of this ___th day of October, 1996:


NATIONSBANK, N.A.



By:____________________
 Name:
                         Title: IMC GLOBAL INC.
                     1996 LONG-TERM INCENTIVE PLAN


                           I.  Introduction

1.1 Purpose. The 1996 Long-Term Incentive Plan (the "Plan") of IMC Global Inc. (the "Company") is intended to operate in conjunction with the IMC Global Inc. 1988 Stock Option and Award Plan to provide long-term incentives to officers and other key employees of the Company and its subsidiaries and thereby advance the interests of the Company by attracting and retaining officers and other key employees and motivating such persons to act in the long-term best interests of the Company's stockholders.

1.2  Certain Definitions.

     "Board" shall mean the Board of Directors of the Company.

     "Business Unit" shall mean a subsidiary, division, joint venture or other unit of the Company's business which is designated as such by the Committee.

     "Change in Control" shall have the meaning set forth in Section
3.6(b).

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Committee" shall mean the Committee designated by the Board, consisting of two or more members of the Board, each of whom shall be
(i) a "Non-Employee Director" within the meaning of Rule 16b-3 under the Exchange Act and (ii) an "outside director" within the meaning of
Section 162(m) of the Code, subject to any transition rules applicable to the definition of outside director.

     "Common Stock" shall mean the common stock, $1.00 par value, of the Company.

     "Company" has the meaning specified in Section 1.1.

     "Economic Profit" shall have the meaning specified in Section
2.2(b).

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" shall mean the mean between the highest and lowest prices at which the Common Stock is traded on the date on which such value is being determined, as reflected on the consolidated tape of New York Stock Exchange issues, or if such date is not a trading day, on the first trading day preceding such date. If there are no such sales of Common Stock on the date on which such value is being determined (or on the first trading day preceding such date, if applicable) the mean between the bid and the asked prices as reflected on the consolidated tape of New York Stock Exchange issues at the close of the market on such date shall be deemed to be the fair market value of the Common Stock.

     "Incumbent Board" shall have the meaning set forth in Section 3.6(b)(2) hereof.

     "Performance Award" shall mean a right, contingent upon the attainment of specified Performance Measures within a specified
Performance Period, to receive payment in cash or in shares of Common Stock of a specified amount.

     "Performance Measures" shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met during the applicable Performance Period as a condition to the holder's receipt of the payment with respect to a Performance Award. Such criteria and objectives shall be based on the Economic Profit of a Business Unit and/or of the Company as a whole. If the Committee desires that compensation payable pursuant to any award subject to Performance Measures be "qualified performance-based compensation" within the meaning of Section 162(m) of the Code, the Performance Measures (i) shall be established by the Committee no later than 90 days after the beginning of the Performance Period (or such other time designated by the Internal Revenue Service) and (ii) shall satisfy all other applicable requirements imposed under Treasury Regulations promulgated under Section 162(m) of the Code, including the requirement that such Performance Measures be stated in terms of an objective formula or standard.

     "Performance Period" shall mean the period determined under
Section 2.2(c)during which the Performance Measures applicable to a Performance Award shall be measured.

     "Subsidiary" shall have the meaning set forth in Section 1.4.

     "Tax Date" shall have the meaning set forth in Section 3.4.

1.3 Administration. This Plan shall be administered by the Committee. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each award to such persons, the time and conditions of payment of the award and all other terms and conditions of the award. The Committee may, in its sole discretion and for any reason at any time, subject to the requirements imposed under Section 162(m) of the Code and regulations promulgated thereunder in the case of an award intended to be qualified performance-based compensation, take action such that all or a portion of the Performance Period applicable to any outstanding Performance Award shall lapse, and the Performance Measures applicable to any outstanding Performance Award shall be deemed to be satisfied at the maximum or any other level. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities.
All such interpretations, rules, regulations and conditions shall be final, binding and conclusive.

     The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer (the "CEO") or such other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority with regard to (i) the grant of an award to any person who is a "covered employee" within the meaning of Section 162(m) of the Code or who, in the Committee's judgment, is likely to be a covered employee at any time during the period an award hereunder to such employee would be outstanding or (ii) the selection for participation in this Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing or amount of an award to such an officer or other person.

     A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or
(ii) acts approved in writing by all of the members of the Committee without a meeting.

1.4 Eligibility. Participants in this Plan shall consist of such officers and other key employees of the Company, and its subsidiaries (individually a "Subsidiary" and collectively the "Subsidiaries"), including IMC-Agrico MP, Inc., as the Committee in its sole discretion may select from time to time. For purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary. The Committee's selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time.

                        II.  Performance Awards

2.1 Performance Awards. The Committee may, in its discretion, grant Performance Awards to such eligible persons as may be selected by the Committee.

2.2 Terms of Performance Awards. Performance Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

     (a) Amount of Performance Award. The amount of a Performance Award shall be determined by the Committee; provided, however, that the maximum amount that may be paid to any individual under any Performance Award for any Performance Period shall not exceed $3,000,000, adjusted for increases in the Consumer Price Index between July 1, 1996 and the beginning of the Performance Period.

     (b) Performance Measures. The Performance Measures applicable to a Performance Award shall be determined by the Committee based upon the achievement during the applicable Performance Period of the Economic Profit goals established by the Committee for the Business Unit in which the holder of the Performance Award is employed and/or for the Company as a whole.

     Economic Profit means "After-Tax Cash Flow" (defined below) divided by "Capital Employed" (defined below).

     "After-Tax Cash Flow" means earnings before interest, taxes, depreciation, depletion and amortization ("EBITDA") less cash taxes (i.e. provision for income taxes excluding deferred taxes).
      "Capital Employed" means working capital (excluding cash, current and deferred tax assets and liabilities and short-term debt) plus gross fixed assets (before accumulated depreciation and depletion and excluding joint venture step-up) and other assets (before accumulated amortization of goodwill). Capital Employed will be calculated based on beginning of month (or quarter) balances resulting in a 12-month (or 4-quarter) average for the year.

     (c) Performance Periods. In general, a Performance Period shall be a period consisting of three consecutive fiscal years of the Company. The first and second Performance Periods, however, shall consist of one and two fiscal years of the Company, respectively, beginning with the fiscal year of the Company beginning July 1, 1996.

     (d) Settlement of Performance Awards. A Performance Award may be settled in shares of Common Stock by means of a restricted stock award under the terms of the IMC Global Inc. 1988 Stock Option and Award Plan or cash or a combination thereof, as determined by the Committee. Prior to the settlement of a Performance Award in shares of Common Stock, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award and shall have rights as a stockholder of the Company in accordance with Section 3.8.

2.3 Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Award, or any cancellation or forfeiture of such Performance Award upon a termination of employment with the Company of the holder of such Performance Award, whether by reason of disability, retirement, death or other termination, shall be determined by the Committee and communicated to the recipient of a Performance Award at the time the Performance Award is granted.



                             III.  General

3.1 Effective Date and Term of Plan. This Plan shall be submitted to the stockholders of the Company for approval and, if approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the 1996 annual meeting of stockholders of the Company, shall become effective on the date of such approval. This Plan shall terminate ten years after its effective date, unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination.

3.2  Amendments.   The Board may amend this Plan as it shall deem
advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) and
Section 422 of the Code; provided, however, that no amendment shall be made without stockholder approval if such amendment would extend the term of this Plan. No amendment may impair the rights of a holder of an outstanding award without the consent of such holder.

3.3 Non-Transferability of Awards. No award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Each award may be settled during the holder's lifetime only by the holder or the holder's legal representative or similar person. No award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, such award and all rights thereunder shall immediately become null and void.

3.4 Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. The Committee may determine that (i) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the "Tax Date"), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation, (C) any combination of (A) and (B), in each case to the extent set forth in the Agreement relating to the award; provided, however, that the Company shall have sole discretion to disapprove of an election pursuant to any of clauses (B) and (C) and that in the case of a holder who is subject to Section 16 of the Exchange Act, the Company may require that the method of satisfying such an obligation be in compliance with Section 16 and the rules and regulations thereunder. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

3.5 Adjustment. In the event of any recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities available for the payment of Performance Awards under this Plan shall be appropriately adjusted by the Committee. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any such adjustment would result in a fractional security being available under this Plan, such fractional security shall be disregarded.

3.6  Change in Control.

     (a) (1) Notwithstanding any provision in this Plan, in the event of a Change in Control, the Committee may, but shall not be required to, make such adjustments to outstanding awards hereunder as it deems appropriate, including, without limitation, causing the Performance Period applicable to any outstanding Performance Award to lapse, causing the Performance Measures applicable to any outstanding Performance Award to be deemed to be satisfied at the minimum, target or maximum level, or electing that each outstanding award shall be surrendered to the Company by the holder thereof, and that each such award shall immediately be canceled by the Company, and that the holder shall receive, within a specified period of time from the occurrence of the Change in Control, a cash payment from the Company in an amount equal to the amount payable with respect to such Performance Award if the applicable Performance Measures were satisfied at the maximum level.

     (b)  "Change in Control" shall mean:

     (1) the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 15% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 3.6(b);

     (2) individuals who, as of the date this Plan is approved by the Board of Directors constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date this Plan is approved by the Board of Directors whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

     (3) approval by the stockholders of the Company of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 25% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

     (4) the consummation of a plan of complete liquidation or dissolution of the Company.

3.7 No Right of Participation or Employment. No person shall have any right to participate in this Plan. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

3.8 Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

3.9 Governing Law. This Plan, each award hereunder, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

3.10 Foreign Employees. Without amending this Plan, the Committee may grant awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.